Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 22, 2005 accompanying the consolidated financial statements and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 of Intevac, Inc. appearing in the 2004 Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said reports in this Registration Statement of Intevac, Inc. on Form S-3/A (Amendment No. 2) (File No. 333-124978) and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

San Jose, California
July 21, 2005